EXHIBIT 99.1

Sacramento, CA - June 20, 2002

            AMERICAN RIVER HOLDINGS ANNOUNCES FOURTEENTH CONSECUTIVE
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                            INCREASE IN CASH DIVIDEND
                            -------------------------


Sacramento, CA - June 20, 2001 - The American River Holdings (Nasdaq: AMRB) Board Of Directors has declared a cash dividend of $0.145 per common share, representing an increase of one half of a cent from the last cash dividend declared on December 20, 2001. This marks the fourteenth consecutive increase as well as the twenty-first consecutive semi-annual cash dividend.

The cash dividend of $0.145 will be payable to shareholders of record as of July 11, 2002, and distributed on July 26, 2002.

Since 1992, American River Holdings has declared a semi-annual cash dividend, coinciding with their Shareholder Value Plan that was also established in 1992. The Shareholder Value Plan has assisted American River Holdings in delivering five consecutive annual stock dividends, seventy-three profitable quarters, exceeding $50 million in market capitalization and the announcement of their stock repurchase plan.

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with offices in Sacramento and Placer County, North Coast Bank, a community business bank with offices in Sonoma County and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.

Related websites: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com.

FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the California energy shortage, the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies, as well as other factors. This entire press release should be read to put such forward-looking statements in context. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2001.



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